EXHIBIT 1



March 6, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated March 1, 2003 of Citadel Security Software Inc., related to the resignation of King Griffin & Adamson P.C. to allow its successor entity KBA Group LLP to be engaged as Citadel Security Software Inc.'s independent accountants and are in agreement with the statements contained in
Item  4  (a)  paragraphs  (1),  (2),  (4)  and  (5)  therein.

                                             Very truly yours,



                                             KING GRIFFIN & ADAMSON P.C.




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